Exhibit 23.6

                         INDEPENDENT AUDITOR'S CONSENT

     We consent to the references to us under the heading "Experts" in Registration Statement on Form S-4 to be filed on or about July 30, 1996 and to the incorporation by reference therein of our reports dated February 2, 1995 and October 6, 1995, with respect to the financial statements of MRI-CT, Inc.



/s/ BARD & GLASSMAN


New York, New York
July 30, 1996